Exhibit 10.4
LICENSE AGREEMENT
Effective this 6th day of October, 2009 (the “EFFECTIVE DATE”), VeriChip Corporation, a corporation organized and existing under the laws of Delaware having its principal office at 1690 South Congress Avenue, Suite 200, Delray Beach, FL, 33445, and its AFFILIATES (hereinafter “LICENSEE”) and RECEPTORS LLC, a corporation organized and existing under the laws of the State of Minnesota, having its principal office at Suite 510, 1107 Hazeltine Blvd., Chaska, MN 55318, U.S.A., and its AFFILIATEs, as defined below, (hereinafter, collectively, “RECEPTORS”) agree as follows:
BACKGROUND
A. RECEPTORS, as a corporation developing, manufacturing and selling products for pharmaceutical research and development, biopharmaceutical manufacturing, medical devices, diagnostics and sensor systems holds the intellectual property rights to the CARA™ technologies.
B. RECEPTORS is owner of the PATENT RIGHTS (as hereinafter defined).
C. RECEPTORS has the authority to issue licenses under PATENT RIGHTS.
D. LICENSEE wishes to obtain a license under the PATENT RIGHTS that is exclusive and with the right to sub-license.
1. DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
1.1 “AFFILIATE” means: Any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with LICENSEE. As used in this Paragraph 1.1, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management policies of such non-corporate entities. Unless otherwise specified, the term LICENSEE includes AFFILIATES.
1.2 “FIELD” means the field of methods and products for glucose sensing for use in the human body employing RECEPTORS proprietary artificial receptor technology or methods, synthetic competitor agent technology or methods, or sensing system technology or methods.

1.3 “LICENSED METHOD” means: (i) any method that is claimed in the PATENT RIGHTS and/or the use of which would constitute, but for the grant of a license under the PATENT RIGHTS within the FIELD, an infringement of VALID CLAIM in the country in which such method is used or in the country in which the resulting products are sold; and (ii) any method that includes or results from RECEPTORS’ TECHNOLOGY.
1.4 “LICENSED PRODUCT” means: (i) any composition of matter or tangible article (for example, a reagent, kit, or instrument) that is covered by any pending or issued claim within the PATENT RIGHTS and/or the use, production or sale of which would constitute, but for the grant of a license under the PATENT RIGHTS within the FIELD, an infringement of any VALID CLAIM in the country in which such product is used, produced or sold, (ii) any composition of matter or tangible article (for example, a reagent, kit, or instrument) that is produced according to or through the use of a LICENSED METHOD, (iii) any composition of matter or tangible article (for example, a reagent, kit, or instrument) sold for use predominantly in the performance of a LICENSED METHOD, and (iv) any composition of matter or tangible article (for example, a reagent, kit, or instrument) that includes or results from RECEPTORS’ TECHNOLOGY.
1.5 “MARKETS” means Diagnostics — an Implantable Glucose Sensing Device for use in the human body markets and applicational areas in the FIELD.
1.6 “NET SALES” means: The amount billed, invoiced, or received (whichever occurs first) for sales, leases, or other transfers of LICENSED PRODUCTS, less:
(a) customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;
(b) amounts repaid or credited by reason of rejection or return;
(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE or SUBLICENSEE(s); and
(d) reasonable charges for delivery or transportation provided by third parties, if separately stated; and
(e) LICENSED PRODUCTS used internally for research and development or quality control by LICENSEE
NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE for the sale, lease or transfer of LICENSED PRODUCTS. Fair market value will be calculated as of the time of transfer of such non-cash consideration to LICENSEE. Transfer of a LICENSED PRODUCT between LICENSEE and AFFILIATES or SUBLICENSEEs for sale by the transferee shall not be considered a sale for purposes of ascertaining royalty charges. In such circumstances, the gross sales price and resulting NET SALES price shall be based upon the sale of the LICENSED PRODUCT by the transferee.

1.7 “PATENT RIGHTS” means: (i) The patents and patent applications listed in Appendix C and any patent that issues or grants from any patent application listed in Appendix C, and (ii) any patent or patent application that is a divisional, continuation, national or regional patent or application, reissue, renewal, reexamination, substitution or extension of the patents and applications identified in (i), and (iii) any claim of a continuation-in-part application or patent, directed to the subject matter specifically described in the patents or patent applications identified in (i).
1.8 “RECEPTORS’ TECHNOLOGY” means: the research and development knowledge, experience, technical data, methods, applications and the like concerning artificial receptor technology or methods, synthetic competitor agent technology or methods, sensing system technology or methods which RECEPTORS had in its possession or acquired on or before the date of this Agreement and which RECEPTORS creates during the effective term of this Agreement, including methods of making any LICENSED PRODUCT or part thereof and any compositions, articles, methods or artificial receptor technology or methods, synthetic competitor technology or methods, sensing system technology or methods disclosed but not claimed in any patent or patent application owned and controlled by RECEPTORS. The term RECEPTORS’ TECHNOLOGY does not include any information which has been acquired or is acquired by RECEPTORS in confidence from a third party.
1.9 “SERVICE” means: Use of a COMPOSITION PRODUCT or performance of a LICENSED METHOD by LICENSEE on a “for-fee” basis for any third party.
1.10 “TERRITORY” means: Worldwide.
1.11 “VALID CLAIM” means either (i) a claim of an issued and unexpired patent included within the PATENT RIGHTS that has not been held permanently revoked, unenforceable, or invalid by a decision of an agency or a court of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through surrender, disclaimer or otherwise; or (ii) a claim of a pending patent application included within the PATENT RIGHTS that was filed with a good faith belief in its patentability and that has not been abandoned or finally rejected without the possibility of appeal or refiling.
1.12 The terms “sale(s)”, “sold” and “sell” include, without limitation, leases and other transfers and similar transactions.

2. GRANT
2.1. RECEPTORS hereby grants to LICENSEE, and LICENSEE hereby accepts,
(a) an exclusive, worldwide license under the PATENT RIGHTS, with the right to grant SUBLICENSEs (subject to Section 3), to make, have made, sell, have sold, offer to sell, import and export tangible LICENSED PRODUCTS for the MARKETS in the FIELD in the TERRITORY.
(b) an exclusive license to sell SERVICE, and to use the PATENT RIGHTS and RECEPTORS’ TECHNOLOGY for internal research, internal development and internal quality control purposes for the MARKETS in the FIELD in the TERRITORY, with no right to grant SUBLICENSEs except that LICENSEE shall have the right to grant any SUBLICENSEE(s) under subparagraph (a) of this Paragraph a SUBLICENSE to use the PATENT RIGHTS and RECEPTORS’ TECHNOLOGY solely for internal research, internal development and internal quality control purposes.
Any LICENSED PRODUCT(s), except for SERVICE, sold by LICENSEE or any SUBLICENSEE(s) shall transfer to the purchaser a limited license, as set forth in Appendix A of this Agreement, to use such LICENSED PRODUCT(s).
2.2 The granting and exercise of this license is subject to the condition that LICENSEE not enter into any agreement under which LICENSEE grants to- or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to LICENSEE herein.
2.3 In the event that any patent(s) and/or patent application(s) is/are: outside the PATENT RIGHTS; necessary for freedom to operate in the FIELD and MARKETS of the PATENT RIGHTS is/are owned and controlled by RECEPTORS, and such patent(s) and/or patent application(s) is/are available for license at such time as LICENSEE requests a license thereunder, RECEPTORS will offer to negotiate in good faith with LICENSEE toward the issuance of an exclusive license on reasonable terms standard to licensing practice and common in the industry to which the subject technology pertains.
3. SUBLICENSE
3.1 SUBLICENSEs are subject to RECEPTORS’ prior approval, which approval shall not be unreasonably withheld.
3.2 To the extent applicable, SUBLICENSEs must include all of the rights of and obligations due to RECEPTORS under this Agreement.
3.3 No third party to whom LICENSEE grants a SUBLICENSE may grant further SUBLICENSES.
3.4 LICENSEE shall promptly provide RECEPTORS with a copy of each SUBLICENSE issued; collect and guarantee payment of all payments due RECEPTORS from SUBLICENSEEs; and summarize and deliver all reports due RECEPTORS from SUBLICENSEEs.

3.5 Upon termination of this Agreement for any reason, RECEPTORS, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to RECEPTORS any and all SUBLICENSEs.
3.6 The right of LICENSEE to grant SUBLICENSEs shall not survive termination of this Agreement.
4. NOT USED
5. NOT USED
6. ROYALTIES
6.1 LICENSEE shall pay to RECEPTORS royalties on NET SALES of the LICENSED PRODUCTS of forty-five percent 45.0%) of NET SALES from all sales of LICENSED PRODUCTS in the MARKETS in the TERRITORY.
6.2 LICENSEE shall pay to RECEPTORS forty-five percent (45%) of any and all revenue received for the sale of the Licensed Products, other than for the sales described in Section 6.1 above. For example, if VeriChip sold its rights under this Agreement, then Receptors shall be entitled to forty-five percent (45%) of the proceeds from such sale. VeriChip acknowledges and agrees that it may not assign or transfer any of its rights under this Agreement without the prior written consent of Receptors. In the event that the License is terminated pursuant to Section 17 of the Master Development Agreement, Receptors will pay to VeriChip a ten percent (10%) royalty, defined and governed (except reversing the licensor and licensee) in the same manner as described in Section 6 through Section 8 in this License Agreement.
6.3 The Parties agree that they will examine, prior to starting Phase III of the Development Agreement, the possibility of assigning the License to a joint venture owned by each of RECEPTORS and VeriChip (as an example, with each Party owning fifty-percent (50%) of the voting rights of such joint venture but with Verichip and Receptors having fifty-five (55%) and forty-five (45%), respectively, of the economic rights in such joint venture).
6.4 Payment of royalties specified in Section 6 shall be made by LICENSEE to RECEPTORS within sixty (60) days after March 31, June 30, September 30 and December 31 each year during the term of this Agreement. If no royalties are due, LICENSEE shall so report. The last such payment shall be made within sixty (60) days after termination of this Agreement.

7. REPORTING
7.1 (a) LICENSEE shall submit to RECEPTORS within sixty (60) days after each calendar quarter year ending March 31, June 30, September 30 and December 31, a Royalty Report setting forth for such quarter year at least the following information:
(i) the number of LICENSED PRODUCTs sold by LICENSEE and/or its SUBLICENSEEs;
(ii) total billings for such LICENSED PRODUCTs;
(iii) an accounting of all LICENSED METHODs used;
(iv) deductions applicable to determine the NET SALES thereof;
(v) the amount of revenue received by LICENSEE pursuant to the sales described in Section 6.2; and
(vi) the amount of payment due thereon, or, if no payment is due to RECEPTORS for any reporting period, the statement that no payment is due.
Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties. Such officer shall have a reasonable knowledge of, and access to, information on which such report is based.
(b) All payments due hereunder shall be deemed received when funds are credited to RECEPTORS’ bank account and shall be payable by check or wire transfer in United States dollars. If made by wire transfer, such payments shall be marked so as to refer to this Agreement. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal or, if not so reported, then as reported in the New York Times) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.
(c) All such reports shall be maintained in confidence by RECEPTORS except as required by law; however, RECEPTORS may include in its usual reports annual amounts of royalties paid.
(d) In the event that any payment due under this Agreement is not made when due, such payment shall be subject to a charge of interest at one and one half percent (1 1/2%) per month, or $250, whichever is greater. Interest shall accrue beginning on the first day following the due date as herein specified and shall be compounded quarterly. RECEPTORS shall not be precluded from exercising any other rights it may have as a consequence of the lateness of any payment.

8. RECORD KEEPING
8.1 LICENSEE shall keep, and shall require each SUBLICENSEE to keep, accurate records (together with supporting documentation) of efforts to meet the diligence milestones set forth on Appendix B attached hereto and of LICENSED PRODUCTs made, used or sold under this Agreement, appropriate to determine the amount of payments due to RECEPTORS hereunder and compliance with the terms of this Agreement. Such records shall be retained for at least five (5) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an auditor selected by RECEPTORS, for the sole purpose of verifying reports, payments due or made hereunder and compliance with the terms of this Agreement. In conducting examinations pursuant to this paragraph, RECEPTORS’ auditor shall have access to all records which RECEPTORS reasonably believes to be relevant to the accuracy of reports, calculation of payments due under Article 6 and compliance with the terms of this Agreement.
8.2 RECEPTORS’ auditor shall not disclose to RECEPTORS any information other than information relating to the accuracy of reports and payments made hereunder and compliance with the terms of this Agreement.
8.3 Such examination by RECEPTORS’ auditor shall be at RECEPTORS’ expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to RECEPTORS had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per month pursuant to the terms of subparagraph 7.1(d) of this Agreement.
8.4 In the event of a dispute asserted by RECEPTORS pursuant to this section 8, VeriChip will have the right to have the results of RECEPTORS’ audit reviewed by VeriChip’s auditor. To the extent of a disagreement between the two auditors’ findings, the Parties agree to resolve the dispute through a mutually agreed arbitration process.
9. PATENT PROSECUTION
9.1 RECEPTORS shall control the preparation, filing, prosecution and maintenance (including without limitation conducting or participating in interferences or oppositions), at its own expense, of any and all RECEPTORS Patents and any Patents claiming or covering any RECEPTORS Inventions.

10. INFRINGEMENT
10.1 Infringement of RECEPTORS Patents by Third Parties.
(a) LICENSEE agrees to inform RECEPTORS promptly in writing of any suspected infringement of the RECEPTORS Patents by a Third Party in the Field of Use.
(b) RECEPTORS shall have the sole right and authority to institute suit against any Third Party suspected of infringing any RECEPTORS Patent. If RECEPTORS does not notify LICENSEE of its intent to pursue legal action within one hundred and twenty (120) days after giving notice of any infringement of the RECEPTORS Patents, LICENSEE may institute suit; provided that RECEPTORS shall have the right, in its sole discretion, to join any such suit as a plaintiff and be represented by separate counsel of its own selection. In any event, RECEPTORS and LICENSEE shall each bear their own fees and expenses related to such litigation. Any recovery or settlement in excess of litigation costs and reasonable attorney fees shall be shared equally between RECEPTORS and LICENSEE.
10.2 Infringement of Third Party Rights.
Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of RECEPTORS or LICENSEE pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Subject to the following sentence, RECEPTORS shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by RECEPTORS’ activities at its own expense and by counsel of its own choice. If any Third Party claim alleges that the manufacture, use or sale of a LICENSED PRODUCT infringes such Third Party’s patent rights, then LICENSEE shall have the first right to control any defense of any such claim at its expense and by counsel of its own choice, and RECEPTORS shall have the right, at its own expense, to be represented in any such action by counsel of their own choice; provided that if LICENSEE does not defend against any such Third Party claim, then RECEPTORS may assume such defense at its expense and using counsel of its own choice, in which case RECEPTORS shall keep LICENSEE fully informed with regard to the defense of such Third Party claim. RECEPTORS shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by RECEPTORS’ activities at its own expense and by counsel of its own choice. Neither RECEPTORS nor LICENSEE shall have the right to settle any patent infringement litigation under this §12.09 in a manner that diminishes the rights or interests of the other Party without first consulting the other Party.
10.3 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, RECEPTORS may elect to take over the sole defense of the action at its own expense. RECEPTORS shall consult with LICENSEE in such action, and LICENSEE shall have an opportunity to provide comment; however, final decision-making authority shall vest in RECEPTORS. LICENSEE shall cooperate fully with RECEPTORS in connection with any such action.
11. TERMINATION OF AGREEMENT
11.1 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been abandoned.

11.2 RECEPTORS may terminate this Agreement as follows:
(a) If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with one or both of Paragraphs 7.1(d) and 8.3 within forty-five (45) days after the date of notice in writing of such non-payment by RECEPTORS.
(b) Pursuant to the terms of Paragraph 13.6, if LICENSEE defaults in its obligations under Paragraph 13.4 to procure and maintain insurance or, if LICENSEE has in any event failed to comply with the notice requirements contained therein, immediately without notice or additional waiting period.
(c) If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon RECEPTORS giving written notice to LICENSEE.
(d) If an examination by RECEPTORS’ auditor pursuant to Article 8 shows an underreporting or underpayment by LICENSEE in excess of 20% for any twelve (12) month period (in the event the dispute is not settled pursuant to Section 8.4.
(e) If LICENSEE is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS. Such termination shall be effective immediately upon RECEPTORS giving written notice to LICENSEE.
(f) If LICENSEE enters into an agreement that creates a security interest in violation of the terms of Section 2.2 of this Agreement, this Agreement shall immediately and automatically terminate.
(g) Except as provided in subparagraphs (a), (b), (c), (d), (e), and (f) above, if LICENSEE defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by RECEPTORS.
11.3 LICENSEE may terminate this Agreement as follows:
(a) If RECEPTORS shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon LICENSEE giving written notice to RECEPTORS.
(b) Except as provided in subparagraph (a) above, if LICENSEE defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by LICENSEE.

11.4 LICENSEE shall provide, in all SUBLICENSEs granted by it under this Agreement, that LICENSEE’s interest in such SUBLICENSEs shall at RECEPTORS’ option terminate or be assigned to RECEPTORS upon termination of this Agreement.
11.5 LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to RECEPTORS. Upon termination, LICENSEE shall submit a final Royalty Report to RECEPTORS and any payments owed to RECEPTORS pursuant to Articles 5 and 6 of this Agreement and unreimbursed patent expenses invoiced by RECEPTORS shall become immediately payable.
11.6 In the event that this Agreement is terminated pursuant to Paragraph 11.5 or any of subparagraphs 11.2(a), (b), (d) or (g), LICENSEE shall be permitted to clear inventory of LICENSED PRODUCTS existing as of the date of termination for a period of one (1) year commencing on that date.
11.7 Paragraphs 3.5, 3.6, 6.2, 8.1, 8.2, 8.3, 9.1, 10.1, 10.2, 10.3, 11.6, 11.6, 11.7, 12.2, 13.1, 13.2, 13.3, 13.4, 17.1, 17.2, 17.6, 17.7, 17.8, 17.9 and 17.10, subparagraphs 7.1(b), (c) and (d), and Articles 4, 6 and 14 of this Agreement shall survive termination.
12. WARRANTY
12.1 RECEPTORS does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE or any SUBLICENSEE without infringing other patents.
12.2 RECEPTORS EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY RECEPTORS, LICENSED METHODS OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.
13. INDEMNIFICATION
13.1 LICENSEE shall indemnify, defend and hold harmless RECEPTORS and its current or former directors, board members, and employees, and their respective successors, heirs and assigns (collectively, the “INDEMNITEES”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon or arising out of or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.
13.2 RECEPTORS shall indemnify, defend and hold harmless LICENSEE and its INDEMNITEES from and against any Claim, based upon or arising out of a breach of the terms of this Agreement by RECEPTORS. In the event VeriChip is found liable for any damages from a Claim, each party will share equally in the damages on a pro rata basis, up to their share of the NET SALES and ROYALTIES earned to date.

13.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER RECEPTORS KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. RECEPTORS’ AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO RECEPTORS UNDER THIS AGREEMENT. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.
13.4 LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to RECEPTORS to defend against any actions brought or filed against any INDEMNITEE hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.
14. USE OF NAMES AND PRODUCT LABELING
LICENSEE shall not use RECEPTORS’ name or insignia, or any adaptation of them, or the name of any of RECEPTORS’ employees in any advertising, promotional or sales literature, including without limitation press releases, without the prior written consent of RECEPTORS. LICENSEE shall acknowledge RECEPTORS’ ownership of the PATENT RIGHTS in the manual or datasheet of the related products as follows:
Products in the FIELD are covered by an international patent family, owned by RECEPTORS LLC. “This product or the use of this product may be covered by one or more patents of RECEPTORS LLC including, but not restricted to, the following: United States Patent No. 7,504,364.”
This acknowledgement may, at LICENSEE’s discretion be included as part of the “Limited Use License” wording.
In addition, LICENSEE must identify LICENSOR on any related products.
15. ASSIGNMENTS
Without the prior written consent of RECEPTORS in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any party, whether voluntarily or involuntarily, by operation of law or otherwise. Any purported transfer or assignment made without such consent shall be void.

16. NOTICES
Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either
(a) delivered in person,
(b) mailed certified mail return receipt requested,
(c) made by overnight delivery, or
(d) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:
If to RECEPTORS:
Robert E. Carlson
President
RECEPTORS LLC
Suite 510 / MD23
1107 Hazeltine Blvd.
Chaska, MN 55318 USA
Facsimile: (952) 448-1651
If to LICENSEE:
VeriChip Corporation
1690 South Congress Ave., Suite 200
Delray Beach, FL 33445
ATTN: William J. Caragol, President
Facsimile: (561) 805-8001
By such notice either party may change their address for future notices.
Notices delivered in person shall be deemed given on the date delivered. Notices mailed shall be deemed given on the date postmarked on the envelope. Notices sent by overnight carrier shall be deemed given on the date received by such carrier, as indicated on the shipping manifest or waybill. Notices sent by fax shall be deemed given on the date faxed.

17. MISCELLANEOUS
17.1 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of New York.
17.2 LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE, and that it will defend and hold RECEPTORS harmless in the event of any legal action of any nature occasioned by such violation. LICENSEE shall, in each SUBLICENSE, include terms that provide that SUBLICENSEE shall comply with all such laws and regulations, shall be solely responsible for any violation of same by SUBLICENSEE, and shall defend and hold RECEPTORS harmless in the event of any legal action of any nature occasioned by such violation.
17.3 LICENSEE and any SUBLICENSEE(s) shall obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS.
17.4 LICENSEE and any SUBLICENSEE(s) shall utilize appropriate patent and/or trademark marking on LICENSED PRODUCTS.
17.5 LICENSEE shall register or record this Agreement as is required by law or regulation in any country where the license is in effect.
17.6 Should a court of competent jurisdiction hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.
17.7 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.
17.8 This Agreement shall be binding upon the respective successors, legal representatives and assignees of RECEPTORS and LICENSEE.
17.9 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

17.10 This Agreement includes the attached Appendixes A, B and C.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

RECEPTORS LLC	VeriChip Corporation

/s/ Robert E. Carlson	/s/ William J. Caragol

Name Robert E. Carlson	Name William J. Caragol
Title President	Title President

06 Oct 09	10/6/09

Date	Date